Exhibit (h)(viii)(C)

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”), made November 21, 2017, between Direxion Shares ETF Trust, a Delaware statutory trust (the “Trust”) and Direxion Advisors, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“shares”) in separate series with each series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series set forth on Schedule A, attached hereto, as such schedule may be amended from time to time (each referred to hereinafter as a “Fund” and collectively as the “Funds”); and

WHEREAS, the Trust desires to engage the Manager to provide certain services to the Trust on behalf of the Funds; and

WHEREAS, the Manager is willing, in accordance with the terms and conditions hereof to provide such services to the Trust on behalf of the Funds;

NOW THEREFORE, in consideration of the mutual agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. APPOINTMENT AND DUTIES OF MANAGER

(a)	The Trust hereby employs the Manager to act as manager of the Funds and to perform the services set forth in this Agreement, subject to the supervision of the Board of Trustees of the Trust (the “Board”), for the period and on the terms set forth in this Agreement. The Manager hereby accepts such employment, and undertakes to pay the salaries and expense of all personnel of the Manager who perform services relating to the services it performs hereunder. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)	Notwithstanding the foregoing, the Manager shall not be deemed to have assumed any duties hereunder with respect to, and shall not, by the execution of this Agreement be responsible for, the management of the Funds’ assets or the rendering of investment advice and supervision with respect thereto, or the distribution of shares of the Funds, nor shall the Manager be deemed to have assumed any responsibility hereunder with respect to functions specifically assumed by any administrator, transfer agent, custodian or shareholder servicing agent of the Trust or the Funds.

(c)	Without limiting the generality of the foregoing, the Manager shall provide the services set forth in Schedule B hereto.

(d)	In carrying out its responsibilities under this Agreement, the Manager shall at all times act in accordance with the investment objectives, policies and restrictions applicable to the Funds as set forth in the Trust’s then-current registration statement, applicable provisions of the 1940 Act and the rules and regulations promulgated thereunder and other applicable federal securities laws.

(e)	The Manager shall render regular reports to the Trust as requested by the Board, and will, at the reasonable request of the Board, attend meetings of the Board or its validly constituted committees, and will make its officers and employees available to meet with the officers and employees of the Trust to discuss its duties hereunder.

2. EXPENSES AND COMPENSATION

a)	Allocation of Expenses

The Manager shall, at its expense, employ or associate with itself such persons as it believes appropriate to assist in performing its obligations under this Agreement and provide all services, equipment, facilities and personnel necessary to perform its obligations under this Agreement; provided, however, that the Trust shall be responsible for all expenses incurred by the Manager in connection with technology and data systems are used by the Manager to provide any of the services specified on Schedule B hereto, as amended from time to time.

In addition to those expenses described above, the Trust shall be responsible for all its expenses and liabilities, including compensation of its Trustees who are not affiliated with the Administrator or the Manager or any of their affiliates; such compensation of the Compliance Staff as may be agreed to from time to time by the Board; taxes and governmental fees; interest charges; fees and expenses of the Trust’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including for keeping books and accounts and calculating the net asset value of shares of each Fund), transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, selling, redeeming, registering and qualifying for sale the Trust’s shares of beneficial interest; expenses of preparing and printing share certificates (if any), prospectuses, shareholder reports, notices, proxy statements and reports to regulatory agencies; travel expenses of all officers, trustees and employees; insurance premiums; brokerage, financing and interest expenses and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses.

b)	Compensation

For its services under this Agreement, Manager shall be entitled to receive a fee at the annual rate as set forth on the attached Schedule A, which may be amended from time to time. For the purpose of accruing compensation, the net asset value of the Funds will be determined in the manner provided in the then-current Prospectus of the Trust.

3. LIABILITY OF MANAGER

Neither the Manager nor its officers, directors, employees, agents or controlling person (“Associated Person”) of the Manager shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Manager or such associated persons in the performance of their duties or from reckless disregard by them of their duties under this Agreement.

4. LIABILITY OF THE TRUST AND FUNDS

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust as provided in its Trust Instrument. The execution and delivery of this Agreement have been authorized by the Board, and it has been signed by an officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Trust Instrument.

With respect to any obligation of the Trust on behalf of any Fund arising hereunder, the Manager shall look for payment or satisfaction of such obligations solely to the assets and property of the Fund to which such obligation relates as though the Trust had separately contracted with the Manager by separate written instrument with respect to each Fund.

5. DURATION AND TERMINATION OF THIS AGREEMENT

(a)	Duration. This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for one year from the date hereof. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for successive periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is approved at least annually by the Board by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b)	Amendment. Any amendment to this Agreement shall become effective with respect to a Fund upon approval of the Manager and the Trust.

(c)	Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Manager, in each case on sixty (60) days’ prior written notice to the other party. Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Manager on behalf of the Trust at the time of such termination. The Manager shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps. In addition, this Agreement may be terminated with respect to one or more Funds without affecting the rights, duties or obligations of any of the other Funds.

(d)	Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

(e)	Approval, Amendment or Termination by Individual Fund. Any approval, amendment or termination of this Agreement by any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding that such action has not been approved by any other Fund.

6. SERVICES NOT EXCLUSIVE.

The services of the Manager to the Trust hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

7. MISCELLANEOUS

(a)	Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

(b)	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder shall not be thereby affected.

(c)	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of Delaware.

Direxion Advisors, LLC, a Delaware limited liability company

By:	/s/ Daniel D. O’Neill
Managing Director
Dated as of: November 21, 2017

Direxion Shares ETF Trust , a Delaware statutory trust

By:	/s/ Daniel D. O’Neill
Chief Executive Officer
Dated as of: November 21, 2017

SCHEDULE A

to the Management Services Agreement

between the Direxion Shares ETF Trust

and Direxion Advisors, LLC

Effective February 1, 2018, Direxion Advisors, LLC (the “Advisor”) shall be paid pro rata portion of 0.026% on the first $10 billion of the aggregate net assets of the Funds that are series of the Direxion Shares ETF Trust and the funds that are a series of the Direxion Funds and then 0.024% on the aggregate net assets above $10 billion to provide the services listed on Schedule B to the Direxion Shares ETF Trust based on the net assets of the Funds listed below.

Portfolio+ S&P 500® ETF
Portfolio+ S&P® Small Cap ETF
Portfolio+ 20+ Year Treasury ETF
Portfolio+ Total Bond Market ETF
Portfolio+ Developed Markets ETF
Portfolio+ Emerging Markets ETF
Portfolio+ S&P® Mid Cap ETF
Portfolio+ Real Estate ETF
Direxion Investment Grade Corporate Bond Bull 1.25X Shares
Direxion High Yield Bull 1.25X Shares
Direxion Russell 1000 Value Bull 1.25X Shares
Direxion Russell 1000 Growth Bull 1.25X Shares
Direxion MSCI USA Minimum Volatility Bull 1.25X Shares
Direxion Preferred Stock Bull 1.25X Shares
Direxion 1.25X High Beta/Low Volatility Index ETF
Direxion Tactical Country Rotation Bull 1.25X Shares
Direxion Momentum Bull 1.25X Shares
Direxion Quality Bull 1.25X Shares
Direxion 1.25X State Street GX Dynamic Allocation ETF

Dated: November 21, 2017

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SCHEDULE B

to the Management Services Agreement

between the Direxion Shares ETF Trust

and Direxion Advisors, LLC

MANAGEMENT SERVICES

Direxion	Advisors, LLC (“Manager”) shall provide the following management services:

1.	Oversee all Fund service providers including but not exclusive to authorized participants, accounting and audit firms, fund services (including administration, accounting, transfer agency and custody), distributors, exchange representatives, external legal counsel, license providers, printers and regulatory bodies (SEC, NFA) collectively (“Service Providers”).

a.	Manager shall provider recommendations to the Trust’s Board of Trustees (the “Board”) with respect to the selection of these third-party Service Providers where appropriate;

b.	Negotiate, coordinate and implement the Trust’s contractual obligations with such Service Providers;

c.	Monitor, oversee and review performance of such Service Providers to ensure adherence to applicable contractual obligations;

d.	Prepare or coordinate reports and presentations to the Board with respect to such Service Providers as requested or as deemed appropriate;

e.	Negotiate fees with Service Providers; and

f.	Meet and interact with Service Provider senior management and provide periodic reports to the Board.

2.	Provide the following services for the Trust and Board:

a.	Prepare and review all Board materials for quarterly meetings including the establishment of meeting agendas and review resolutions for approvals and actions required by the Board;

b.	Prepare and maintain checklist of actions to be taken by the Board throughout the year;

c.	Prepare and review peer summaries and materials related to Investment Advisory contract approvals and renewals;

d.	Prepare minutes;

e.	Prepare and organize all Trust procedures;

f.	Prepare regulatory and other requested reports; and

g.	Provide officers to the Trust.

3.	Provide the following Financial Reporting Services:

a.	Prepare, review and approve expense accruals and payments and the declaration and payment of dividends and other distribution to shareholders that are prepared by the Fund Administrators;

b.	Review, provide guidance and prepare certain disclosures for the annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. Assist with Form N-PX filings. Review all financial materials prepared by third party service provider;

c.	Provide Principal Financial Officer services (“PFO”) and Principal Executive Officer (“PEO”) services pursuant to the requirements of Sections 302 and Section 906 of the Sarbanes-Oxley Act of 2002. These services include:

i.	Oversight of the financial statement process; provide reasonable assurance regarding the reliability of financial reporting and financial statement process for external audiences;

ii.	Assessment of controls surrounding financial statement production;

iii.	Review and sign Certification for N-CSR and N-Q filings;

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iv.	Review and sign Disclosure Controls and Procedures; and

v.	Sign any filings other than those stated that may be required of a principal financial officer and principal executive officer pursuant to the Sarbanes-Oxley Act.

d.	Oversight of tax qualification and distributions

i.	Review periodic wash sale loss calculations; and

ii.	Review equalization calculations.

e.	Prepare and review expense accrual rates

i.	Preparing and analyzing expense accruals, expense caps and advisory fees monthly for consistency to fund agreements (e.g., advisory fees, expense limitations, etc.); and

ii.	Perform expense analyses to determine proper expense and liability accrued. Review necessary journal entries and accrual adjustments to “true-up” future over or under accruals (i.e., make the expense accruals more accurate based on current expense information).

f.	Provide presentations to the Board when appropriate;

g.	Assist with audits and examinations while serving as the main point of contact for the external auditors; and

h.	Prepare shareholder letter for annual and semi-annual reports.

4.	Provide the following general fund management services:

a.	Authorize all payment of fund expenses of the Trust;

b.	Review distribution calculations on a monthly, quarterly and annual basis;

c.	Secure and monitor Fidelity Bond/Director and Officer Liability coverage subject to Board approval, and review the necessary forms required to be filed with the Securities and Exchange Commission (“SEC”);

d.	Draft and review license agreements for underlying indexes; and

e.	Review participation agreements under fund of funds exemptive relief.

5.	Provide legal support:

a.	Prepare and file all registration statement updates for all Funds;

b.	Prepare and file all supplements to registration statements as required;

c.	Prepare and file any proxy statements that are required by the Trust or Funds; and

d.	Prepare and file any Trust or Fund reorganization documents such as Board materials and N-14 filings.

6.	Risk Management support

a.	Monitor counterparty risk and performance;

b.	Monitor trading relationships;

c.	Review tracking performance; and

d.	Oversee trading risk for Subadvisory relationships.

7.	Provide Compliance services as follows:

a.	Provide a Chief Compliance Officer (CCO) for the Trust;

b.	The CCO shall maintain a compliance program that is compliance with Rule 38a-1 of 1940 Act and is reasonably designed to detect and prevent violations of the federal securities laws;

c.	The CCO shall report at least quarterly all compliance findings and provide an annual assessment of the compliance program to the Board of the Trust ; and

d.	Monitor compliance with the 1940 Act requirements, including:

(i)	Asset and diversification tests.

(ii)	Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

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